Exhibit 31.1

UNITED MARITIME GROUP, LLC

Certificate of the Chief Executive Officer

I, Steven Green certify, that:

1. I have reviewed this Amendment No. 1 on Form 10-K/A of United Maritime Group, LLC; and

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

UNITED MARITIME GROUP, LLC

By:	/s/ Steven Green
Steven Green
Chief Executive Officer (duly authorized signatory and principal executive officer of the Company)

Date: April 29, 2011